Exhibit 2.2

FORM OF CONTRIBUTION, ASSIGNMENT AND ASSUMPTION AGREEMENT

This Contribution, Assignment and Assumption Agreement (this “Agreement”) is made and entered into on this [            ] day of [            ], 2013, by and between Marchex, Inc., a Delaware corporation (or affiliate) (“Assignor”), and Archeo, Inc. [            ], a Delaware corporation (or affiliate) (“Assignee”).

WHEREAS, Assignor and Assignee are parties to a Distribution Agreement, dated as of [            ], 2013 (the “Distribution Agreement”).

WHEREAS, as Assignor has agreed to contribute, transfer, assign, and convey to Assignee the assets listed on the Schedule of Contributed Assets attached hereto as Exhibit A (the “Contributed Assets”).

WHEREAS, in connection with such contribution, transfer, assignment and conveyance, Assignee has agreed to assume the liabilities listed on the Schedule of Assumed Liabilities attached hereto as Exhibit B (the “Assumed Liabilities”).

WHEREAS, Assignor has agreed to contribute, transfer, assign and convey to the Assignee the equity interests listed on the Schedule of Contributed Equity attached hereto as Exhibit C (the “Contributed Equity”).

NOW, THEREFORE, for and in consideration of the mutual agreements of the parties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, and upon the terms set forth herein, agree as follows:

1. Assignment.

(a) Assignor does hereby contribute, transfer, assign and convey to Assignee all of Assignor’s right, title and interest in and to the Contributed Assets and the Contributed Equity.

(b) To the extent that the assignment of Assignor’s rights and claims under or with respect to any of the Contributed Assets and the Contributed Equity shall require the consent of the other party thereto, this Agreement shall not constitute an assignment of the same if an attempted assignment thereof would constitute a breach or default thereunder or would be in violation of law. In all cases where consent is required and has not been obtained prior to the date hereof, Assignor shall use its commercially reasonable efforts to obtain the consent of the other parties to the foregoing assignment. If such consent is not obtained, Assignor will cooperate with Assignee in any reasonable arrangement which Assignee shall reasonably consider designed to provide for itself the benefits of such Contributed Assets and Contributed Equity.

2. Assumption of Liabilities and Obligations. Assignee hereby expressly assumes and agrees to pay, perform and discharge, in accordance with their terms, as the same shall become due for payment, performance or discharge, all of Assignor’s obligations under and pursuant to the Assumed Liabilities.

3. Performance by Assignee. Assignee agrees to perform, pay, discharge, in accordance with their terms, and satisfy faithfully as the same shall become due for payment, all Assumed Liabilities, to be bound by all covenants, stipulations and agreements under or relating to the Contributed Assets and the Contributed Equity and to otherwise honor all contracts relating to the Contributed Assets and the Contributed Equity, all in accordance with their respective terms.

4. Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon each party hereto and its respective successors and assigns, and shall inure to the benefit of each other party and its successors and assigns.

5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

6. Effective Date. This Agreement shall be effective as of [            ], 2013 (the “Effective Date”).

7. Counterparts. This Agreement may be signed in two or more counterparts, all of which, taken together, shall be deemed to constitute one original Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above written.

MARCHEX, INC. (or affiliate)

By:
Name:
Title:

ARCHEO, INC. (or affiliate)

By:
Name:
Title:

Exhibit A

Contributed Assets

The Contributed Assets include the following:

Exhibit B

Assumed Liabilities

The Assumed Liabilities include the following:

Exhibit C

Contributed Equity

The Contributed Equity includes the following: